UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2007
Flagstar Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan	1-16577	38-3150651
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
     In connection with a review of Flagstar Bancorp, Inc.’s (“Flagstar” or the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (“First Quarter Form 10-Q”), the staff of the Division of Corporation Finance of the Securities and Exchange Commission’s (“SEC”) issued a letter of comments dated July 19, 2007 (the “SEC Comments”) that, among other things, commented on the presentation of certain items in Flagstar’s Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004 and quarter ended March 31, 2007 (collectively, the “Cash Flow Statements”). Following its review of the SEC comments, Flagstar’s management recommended to the Audit Committee of Flagstar’s Board of Directors that the Cash Flow Statements should be restated and the previously issued Consolidated Financial Statements for such periods should no longer be relied upon. On August 6, 2007, following discussions with Flagstar’s management and with Flagstar’s independent registered public accounting firm, the Audit Committee agreed with management’s recommendation.
     The restatement results from the misclassification of cash flows from the sale of certain mortgage loans originally held for investment, which had been inappropriately classified as operating activities, and cash flows from certain mortgage loans originated as available for sale, which had been inappropriately classified as investing activities. In accordance with SFAS 102, “Statement of Cash Flows-Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale,” cash flows from the sale of mortgage loans originally held for investment should have been classified as investing activities rather than as operating activities, and cash flows from mortgage loans originated to be sold should have been classified as operating activities rather than as investing activities.
     The restatement also results from the treatment of capitalized mortgage servicing rights and residual interests retained from the sale or securitization of loans. Previously, the Company had treated the retention of such interests as cash activities. In accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the mortgage servicing rights and residual interests do not exist until they are separated from the associated loans when the loans are sold. Specifically, upon the sale of loans, the amounts related to the mortgage servicing rights or residual interests are reclassified on the consolidated statement of financial condition from loans held for sale and are, therefore, a non-cash transaction. As a result, we will show these mortgage servicing rights and residual interests as non-cash transactions in the supplemental disclosures within the Cash Flow Statements.
     As a result of the errors described above, the restatement affects the classification of these activities and the subtotals of cash flows from operating and investing activities presented in the Cash Flow Statements, but they do not have any impact on the total cash and cash equivalents presented therein.
     Flagstar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (“Second Quarter Form 10-Q”) filed concurrently with this Current Report on Form 8-K includes Consolidated Financial Statements that reflect the above mentioned changes to the Consolidated Statement of Cash Flows, as well as certain other disclosures in response to the SEC’s comments. Included in Note 10 of the Notes to Consolidated Financial Statements in the Second Quarter Form 10-Q is disclosure regarding the restatement of the Cash Flow Statements.
     The Company is continuing discussions with the SEC, the Company’s current independent registered public accounting firm (for the years ended December 31, 2006 and 2005), its predecessor independent registered public accounting firm (for the year ended December 31, 2004), and the Company’s Audit Committee regarding the SEC Comments. As soon as practicable following resolution of the SEC Comments, we will file an amended Form 10-K and an amended First Quarter Form 10-Q with the SEC to specifically incorporate the restatement of the Cash Flow Statements and any other changes that may result. At the current time, the Company cannot predict when the SEC Comments will be resolved, the results of the SEC staff review, or the effect, if any, that the resolution might have on our consolidated financial statements or other disclosures contained in our filings with the SEC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.
Dated: August 9, 2007	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice President and Chief Financial Officer